UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Daktronics, Inc.

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On February 5, 2025, Daktronics, Inc. issued the following press release and posted the press release to its website, https://www.daktronics.com/:

Daktronics Comments on Press Release and Litigation from Alta Fox Capital Management

Notes that Alta Fox Has Been Seeking to Sell the Majority of Its Equity Stake, Even as It Publicly Claims to Be Committed to Daktronics for the Long Term

Intends to Vigorously Defend Itself from Alta Fox’s Baseless Litigation to Ensure that Shareholders Can Vote on Reincorporation

BROOKINGS, S.D., Feb. 05, 2025 (GLOBE NEWSWIRE) – Daktronics, Inc. (“Daktronics,” the “Company,” “we” or “us”) (NASDAQ-DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today issued the following statement regarding the recent public comments and litigation from Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox”):

Daktronics’ Board of Directors (the “Board”) is committed to governing the Company in a manner that serves the interests of all shareholders. Over the last five years, the Company’s stock has generated annualized, compounded total returns for shareholders of more than 23%.1 Over the last twelve months alone, the Company’s stock price has increased by more than 110%.2

As outlined in the Company’s recent press release regarding its proposal to change its jurisdiction of incorporation to Delaware (the “Reincorporation”), the Reincorporation allows Daktronics to adopt several modern governance features – including a majority voting standard for uncontested director elections and proxy access – both of which the Board believes strengthen shareholder rights and support the Board’s accountability to shareholders.

In particular, we believe that the Reincorporation and the proposed governance enhancements will ensure that holders of a majority of the Company’s shares are able to elect a cohesive Board, thereby eliminating the risk that a single minority shareholder like Alta Fox can leverage South Dakota’s uncommon, mandated voting approach, known as cumulative voting, to elect a faction of directors it believes will represent its particular interests. Contrary to Alta Fox’s claim, cumulative voting is incompatible with majority voting because it enables a single shareholder to elect directors, even if such directors are not approved by, or in the best interests of, the holders of a majority of the outstanding shares.

The elimination of cumulative voting does not preclude Alta Fox, or any other shareholder, from nominating or electing director candidates or from calling a special meeting, nor does it reduce the Board’s accountability to shareholders. To the contrary, we believe that the adoption of a majority voting standard for uncontested director elections, and a plurality standard for contested elections, reinforces the Board’s accountability by ensuring that elected directors, whether initially nominated by the Company or a shareholder, have earned broad shareholder support. The Reincorporation will bring Daktronics’ voting standards in line with more than 90% of the public companies in the United States.

Far from being a champion of shareholder rights, Alta Fox is now seeking to have a court intervene and prohibit shareholders from having a say on one of the most fundamental governance questions: which state’s law should govern the Company’s affairs and provide for the rights of shareholders?

1 Source: FactSet. Data as of February 4, 2025.

2 Id.

Based upon its litigation and negotiations with us, we believe that Alta Fox is not truly interested in the views of a majority of Daktronics’ shareholders (for the Reincorporation vote or in director elections) or in Daktronics’ governance.

Daktronics offered to put Alta Fox’s chosen director candidate on the Board and make substantial enhancements to the Company’s governance framework, compensation program and investor communications. The Board committed to, among other things, terminating the Company’s Shareholder Rights Agreement, formalizing the role of the Lead Independent Director in the Company’s governing documents, appointing an independent compensation consultant to refine the Company’s compensation program and providing mid- and long-term financial targets. All Daktronics sought was the opportunity to carry out its business transformation without further disruptive activism from Alta Fox for approximately 18 months. Alta Fox rejected this proposal out of hand.

In our view, Alta Fox is interested not in governance nor Daktronics’ future, but in using the in terrorem effect of continuous activism campaigns, the current cumulative voting standard, litigation and public Board criticism as leverage to sell its convertible note (or the stock underlying it) back to the Company at a substantial premium to fair market value. In our view, Alta Fox is desperate to preserve cumulative voting not because cumulative voting is in the interests of all shareholders, which it manifestly is not, but so that it can retain its ability to unilaterally (or with minimal external shareholder support) replace directors and leverage that ever-present threat in its discussions with the Company regarding the liquidation of its economic interest in Daktronics.

Alta Fox has privately expressed to the Company on multiple occasions its desire for liquidity on its Daktronics stake, and Daktronics has engaged extensively with Alta Fox to help Alta Fox achieve such liquidity, while remaining fair to the Company and all of its shareholders. On several occasions, the Board offered to retire the convertible note and repurchase Alta Fox’s shares at a price that reflected the market value of Alta Fox’s securities, even though the Company is under no obligation to provide liquidity to Alta Fox. The Board even offered to buy that position without a liquidity discount, despite the fact that, in our estimation, Alta Fox would have no ability to sell its large position for the market price to anyone else, either directly or through a brokerage firm. That was not good enough for Alta Fox.

Alta Fox’s rejection of the Board’s fair offer has made it abundantly clear, in our view, that Alta Fox will not be satisfied unless the Board agrees to repurchase Alta Fox’s convertible note (or the underlying stock) at a significant premium to fair value. Most recently, Alta Fox demanded Daktronics not only pay an above-market price for its shares, but also reimburse Alta Fox for its expenses going back to 2022 (even though the retirement of the convertible note is for Alta Fox’s convenience), pay a litigation “release fee” (even though Alta Fox has no legitimate litigation claims against Daktronics) totaling millions of dollars, and make an interest payment on the convertible note that is approximately four times the actual owed interest.3

Alta Fox’s persistent, private demands for liquidity from the Board are inconsistent with Alta Fox’s bullish public posture and supposed focus on the future of Daktronics. Publicly, Alta Fox has been promoting Daktronics at investment conferences, issuing press releases and posting on social media, touting its belief that the Company could be worth $40 per share. Privately, however, Alta Fox has been pressuring the Company with proposal-after-proposal to retire its convertible note and repurchase its shares at prices that are less than half of Alta Fox’s public $40 per share price target.

We do not believe that Alta Fox has disclosed the details of any of those proposals to other shareholders.

Shareholders should not be misled: far from being committed to Daktronics for the long term, we believe Alta Fox seems intent on driving the stock higher in the short term, using that market price (and a premium to it)

3 Alta Fox demanded the Company pay the outstanding interest in cash and then also pay it in kind with shares valued at $6.31, which the Company would then immediately repurchase at $17.66.

to gain liquidity on its otherwise illiquid position quickly, all while having no regard for the shareholders who will be left behind.

The Board will not agree to a transaction simply to satisfy Alta Fox’s desire for liquidity. And we will not allow Alta Fox to use South Dakota’s uncommon, mandated voting system to threaten continuous disruption at director elections. The Board is committed to protecting the interests of the Company and its shareholders and will unapologetically take every appropriate action necessary to do so, including by advocating for a legal domicile that facilitates a more conventional governance framework that we believe benefits all shareholders – not just a vocal minority. The Company intends to vigorously defend itself against Alta Fox’s lawsuit, which Daktronics believes is without merit, and ensure that all shareholders can have their say on the important topic of which state law should govern the Company’s affairs.

Regardless of Alta Fox’s conduct, the Board will continue to focus on executing its business transformation plan, which the Board believes will create sustainable long-term value for all shareholders, and is committed to the Reincorporation, which enhances shareholder democracy and the ability to elect a cohesive Board that represents the collective interest of the holders of a majority of Daktronics’ shares.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company’s website at: www.daktronics.com.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, and other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Important Additional Information

The Company intends to file a definitive proxy statement (the “Proxy Statement”) and a proxy card with the SEC in connection with the solicitation of proxies for the special meeting of shareholders (the “Special Meeting”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://investor.daktronics.com/.

Participant Information

For participant information, see the Company’s soliciting material filed as “DEFA14A” with the SEC on January 21, 2025 and available here.

For more information contact:

INVESTOR RELATIONS:

Sheila M. Anderson, Chief Financial Officer

Tel (605) 692-0200

Investor@daktronics.com

Alliance Advisors IR

Carolyn Capaccio / Jody Burfening

DAKTIRTeam@allianceadvisors.com

MEDIA:

Gagnier Communications

Riyaz Lalani / Lindsay Barber

Daktronics@gagnierfc.com